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                                                                  EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) March 5, 1998, except for Notes 1 and 11 as to which the date is April 27, 1998, with respect to the consolidated financial statements of SFX Entertainment, Inc.; (ii) October 2, 1997 with respect to the consolidated financial statements of Delsener/Slater, Ltd. and Affiliated Companies; (iii) December 13, 1996 with respect to the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries; (iv) March 20, 1998 with respect to the combined financial statements of the Contemporary Group; (v) March 18, 1998 with respect to the combined financial statements of SJS Entertainment Corporation; (vi) November 20, 1997 with respect to the combined financial statements of The Album Network, Inc. and Affiliated Companies; (vii) March 20, 1998 with respect to the consolidated financial statements of BG Presents, Inc. and Subsidiaries;
(viii) March 13, 1998 with respect to the combined financial statements of Concert/Southern Promotions and Affiliated Companies; (ix) April 10, 1998 with respect to the combined financial statements of Falk Associates Management Enterprises, Inc. and (x) May 1, 1998 with respect to the combined financial statements of Blackstone Entertainment LLC, all included in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-50079) and related Prospectus of SFX Entertainment, Inc. for the registration of shares of its Class A Common Stock.


                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP


New York, New York
May 4, 1998